Exhibit H(37)

FATCA AND NON-US FATCA SUPPORT SERVICES AGREEMENT

AGREEMENT (this “Agreement”) made as of the 18th day of March, 2021 by and between STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of The Commonwealth of Massachusetts, United States of America, with its principal place of business at One Lincoln Street, Boston, Massachusetts 02111 (the “Services Provider”), and those funds and other investment vehicles set forth on Appendix A hereto, severally and not jointly (each such fund and investment vehicle and each fund and investment vehicle made subject to this Agreement in accordance with Section 26 below shall hereinafter be referred to as a “Fund” and collectively as the “Funds”, collectively with the Services Provider, the “Parties”, or a “Party”). Although the Services Provider and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the Services Provider had executed a separate Agreement with each Fund. The rights and obligations of each Fund under this Agreement are several. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund.

W I T N E S S E T H:

WHEREAS, the Services Provider is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment pools and investment managers and advisers; and

WHEREAS, each Fund is in the business of investing in securities for the benefit of individuals and/or entities that hold ownership interests in such Fund (each, an “Investor”, and, collectively, the “Investors”); and

WHEREAS, each Fund has appointed an investment manager of the Fund (as applicable, the “Investment Manager”); and

WHEREAS, each Fund currently expects to comply with Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FATCA”); and

WHEREAS, each Fund currently expects to comply with current and future applicable non-US reporting obligations similar to FATCA (“Non-US FATCA”); and

WHEREAS, each Fund desires to retain the Services Provider to perform certain services for such Fund in relation to the FATCA obligations that it would undertake to comply with FATCA, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which the Services Provider will render and implement the services specified herein; and

WHEREAS, each Fund set forth in the Exhibit B attached hereto, to the extent noted therein, expects to comply with the additional Non-US FATCA requirements applicable to such Fund in the Fund’s domicile to the extent that such domicile has implemented the Standard for Automatic Exchange of Financial Account Information - Common Reporting Standard (“CRS”) as such was developed by The Organization for Economic Cooperation and Development (“OECD”).

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NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.        Duties of the Services Provider.

(a)     Upon the mutual written agreement of the Parties, in connection with such Fund’s actual, or anticipated, FATCA obligations, the Services Provider agrees to provide to each Fund the services (the “FATCA Services”) as set forth in Services Exhibit A attached hereto which may be supplemented or modified by the Parties from time to time in writing, which upon execution and delivery shall form a part of this Agreement (the “FATCA Services Exhibit”). The Parties acknowledge that the Services Provider will not provide FATCA Services in respect of a Fund under this Agreement unless and until there is mutual agreement as contemplated above in this clause (a).

(b)      From and after the date of this Agreement in connection with such Fund’s actual, or anticipated, Non-US tax reporting obligations, the Services Provider hereby agrees to provide the services (the “Non-US FATCA Services”) as set forth, if applicable, in the Non-US FATCA Services Exhibit attached hereto as Services Exhibit B for the Funds as noted therein, which may be supplemented or modified by the Parties from time to time in writing, which upon execution and delivery shall form a part of this Agreement (the “Non-US FATCA Services Exhibit”).

The FATCA Services, if applicable, and the Non-US FATCA Services together referred to herein as the “Services”. The FATCA Services Exhibit and Non-US FATCA Services Exhibit together referred to herein as the “Services Exhibits”.

2.        Duties of the Fund.

(a)      Except to the extent otherwise maintained by the Services Provider for each Fund, such Fund shall be responsible for accurately and timely supplying the Services Provider with (i) all information required in order for the Services Provider to provide the Services set forth in the Services Exhibits, and/or arranging for the provision of such information from third parties, as may be required in order for the Services Provider to provide the Services set forth in the Services Exhibits, and (ii) any information requested by the Services Provider in connection with the foregoing. Examples of information required include the following:

(i)       Information related to the Investors, maintained by the Fund or any agent of the Fund, such as subscription documents, contact and mailing lists, telephone numbers, wire instructions details, information on the place of birth of the Investors, information on power of attorney or signature authority granted by the Investors to other persons, formation documents for Investors that are not individuals (partnership agreements, articles of incorporation, etc.), investor account information maintained by third party transfer agents and relevant information collected by the Fund or any agent of the Fund in connection with the Fund’s anti-money laundering (“AML”) and know-your-client (“KYC”) process;

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(ii)      Tax information completed by the Investors such as W-8s, W-9s, tax identification numbers and information as to the jurisdictions in which an Investor may be resident for tax purposes, and by the Fund, such as W-8, including the Fund’s global intermediary identification number, as applicable, when issued; and

(iii)     For a Fund that is a Foreign Financial Institution (“FFI”), a copy of the Fund’s FFI agreement, if applicable, as and when executed.

(b)      Each Fund acknowledges that the provision of the Services by the Services Provider requires the use of material assumptions. Each Fund shall promptly review all data generated by the Services Provider in connection with its provision of the Services for accuracy and completeness and shall approve such data prior to the data being reported to the Internal Revenue Service (the “IRS”) or a local taxing authority, as appropriate. Unless a Fund promptly rejects the data provided to it by the Services Provider, such Fund agrees that it shall be deemed to have approved and agreed to all of the material assumptions, processes, methods and procedures, including decision trees, used by the Services Provider in the provision of the Services, which procedures shall be provided from time to time by the Services Provider to such Fund (the “FATCA Procedures”).

(c)      Each Fund shall be solely responsible for complying with all laws, rules and regulations applicable to it, including, without limitation, FATCA and any non-US FATCA obligations associated with any non-US FATCA Services set forth in the Services Exhibits.

(d)      Each Fund acknowledges and agrees that if such Fund is domiciled in a jurisdiction that limits the use of investor data (absent investor consent) and/or mandates notification to investors about changes in the use of their data or to a local data protection regulator, it will have the sole responsibility to obtain any such required consent or make such required notification prior to the commencement of the Services.

(e)      Each Fund acknowledges that the Services Provider is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice. Each Fund further acknowledges that the Services Provider does not provide legal or tax advice or guidance and the Services do not constitute such advice, and each Fund agrees that it is solely responsible to obtain legal or tax advice, if needed, in order to ensure its compliance with FATCA and similar non-U.S. tax reporting obligations.

(f)       Each Fund acknowledges that the CRS services to be provided in Exhibit B, commencing on the effective date, shall be applicable to investors in the fund as of, and subsequent to, January 1, 2019 until the Services are otherwise terminated pursuant to the terms of the Agreement. Notwithstanding the foregoing, the Parties acknowledge that the Services Provider shall perform the CRS services to be provided in Exhibit B in respect of tax years 2019 and 2020.

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3.        Compensation.

In consideration of the Services to be rendered to the Funds by the Services Provider under this Agreement, the Funds shall pay the Services Provider a service fee (“Service Fee”) as agreed upon from time to time in a written fee schedule approved by the Funds and the Services Provider. The Service Fee will be due and payable by the Funds to the Services Provider on the next business day following receipt of an invoice, except as otherwise set forth in the fee schedule.

4.        Non-Exclusivity.

The Services provided hereunder are not exclusive. The Services Provider currently renders and may render services to other clients during the term of this Agreement, and such services may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Funds.

5.        Confidentiality.

The Funds expect to disclose to the Services Provider confidential accounting, customer, and other business records pursuant to the terms of this Agreement. The Services Provider expects to disclose certain confidential proprietary information to the Fund, including fees, templates, processes, procedures, decision trees, technology and systems information, and the terms and provisions of this Agreement.

All information provided under this Agreement by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to the remaining provisions of this Section 5, all confidential information provided under this Agreement by the Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that a Fund or its agents direct the Services Provider or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the Party seeking to disclose has received the prior written consent of the Party providing the information, which consent shall not be unreasonably withheld.

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In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Services Provider (including each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between a Fund and the Services Provider or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

6 .       Liability.

(a)     Standard of Care. The Services Provider shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder; provided, however, that the Services Provider shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by any Fund unless caused solely by the Services Provider’s own fraud, gross negligence or willful misconduct or that of its agents or employees. The Services Provider shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to any Fund or the Investment Manager. In the event that the Services Provider is held liable for any reason in connection with this Agreement, including, but not limited to, any liability relating to any Fund’s compliance with the requirements of FATCA and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Services Provider’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to, with respect to any individual fund, the aggregate fees paid for Services to the Services Provider with respect to such Fund hereunder during such calendar year.

(b)      Force Majeure. Without in any way limiting the generality of the foregoing, the Services Provider shall in no event be liable for any loss, damages, costs or expenses arising from causes beyond the Services Provider’s reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to any Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, act of terrorism, communications disruption or other impossibility of performance.

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(c)      Consequential Damages. Notwithstanding anything in this Agreement to the contrary, the Services Provider shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to any Fund’s use of the Services provided hereunder or the performance of or failure to perform the Services Provider’s obligations under this Agreement, whether or not the possibility of such damage was disclosed to the Services Provider or could have been reasonably foreseen by the Services Provider and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise.

(d)      Reliance on Information and Instructions. The Services Provider is authorized and instructed to rely upon the information it receives from each Fund, the Investment Manager on such Fund’s behalf, or any third party (including, without limitation, the Fund’s administrator, custodian(s), prime broker(s), and other service providers to such Fund) authorized by any Fund to provide such information to the Services Provider and on any instructions received from any Fund or the Investment Manager on such Fund’s behalf. The Services Provider is further authorized to rely upon any information it receives from the Fund’s Investors. Each Fund, the Investment Manager on its behalf, the Fund’s Investors and any third party from which the Services Provider shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Services Provider shall be entitled to rely on such records, reports and other data as provided to the Services Provider by any Fund, the Investment Manager, or any third party, and any instructions provided to the Services Provider by any Fund, and shall have no responsibility for making any interpretive determinations with respect thereto. The Services Provider shall be entitled to rely upon each Fund’s approval of data generated by the Services Provider in providing the Services as conclusive evidence of the accuracy and completeness of the data. The Services Provider has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by any Fund as a result of the Services Provider’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of any Fund, the Investment Manager, or such third party. The Services Provider shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund, the Investment Manager, or any third party to provide it with the information required.

(e)      Right to Receive Advice. At any time, the Services Provider may apply to any officer of a Fund for instructions and may consult with its own legal counsel at its own expense or outside counsel for a Fund at the expense of such Fund, with respect to any matter arising in connection with the Services to be performed under this Agreement. The Services Provider shall not be liable, and shall be indemnified by each Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice. Nothing in this paragraph shall be construed as imposing upon the Services Provider any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

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7.       Representations and Warranties.

(a)      Each Fund hereby represents and warrants to the Services Provider as follows:

(i)         The Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii)        The Fund has duly authorized and executed this Agreement, and upon delivery of this Agreement by the Fund, this Agreement shall be binding on the Fund and be enforceable against the Fund in accordance with the terms of this Agreement, subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)       The execution, delivery and performance of this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the Fund is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Fund or to the property or assets of the Fund.

(iv)       The Fund is in compliance with all laws, rules, and regulations, including without limitation data protection and privacy laws, having application to its business, properties, and assets, the violation of which could materially adversely affect the Fund’s or the Services Provider’s performance of their obligations under this Agreement.

(v)        The Fund is duly organized and validly existing under the laws of the jurisdiction set forth opposite its name on Appendix A.

(vi)       There is no administrative, civil or criminal proceeding pending or, to its knowledge, threatened against the Fund that could have a material adverse effect on the Fund’s business or financial condition. The Fund is not aware of any other information that would be likely to have a material adverse effect on the Fund’s business or financial condition.

(vii)     Where Investor information provided by the Fund or the Fund’s Investors includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Services Provider, and as required for the Services Provider to use and disclose such Personal Information in connection with the performance of the Services. The Fund acknowledges that the Services Provider may perform any of the Services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States, and that information relating to the Fund, including Personal Information of Investors, may be accessed by national security authorities, law enforcement and courts. The Services Provider shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

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(b)       The Services Provider hereby represents and warrants to each Fund as follows:

(i)         The Services Provider has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement.

(ii)        The Services Provider has duly authorized and executed this Agreement, and upon delivery of this Agreement by the Services Provider, this Agreement shall be binding on the Services Provider and be enforceable against the Services Provider in accordance with the terms of this Agreement; subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)       The execution, delivery and performance of this Agreement by the Services Provider will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Services Provider is a party or by which the Services Provider is bound or to which any of the property or assets of the Services Provider is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Services Provider or to the property or assets of the Services Provider.

(iv)       The Services Provider is in compliance with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect the Services Provider’s performance of its obligations under this Agreement.

(v)        The Services Provider is a trust company duly organized and validly existing under the laws of The Commonwealth of Massachusetts.

(vi)       There is no administrative, civil or criminal proceeding pending or, to its knowledge, threatened against the Services Provider that could have a material adverse effect on the Services Provider’s performance of its obligations under this Agreement. The Services Provider is not aware of any other information that would be likely to have a material adverse effect on the Services Provider’s performance of its obligations under this Agreement.

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8.        Indemnification.

Each Fund shall, severally and not jointly, indemnify, hold harmless and defend the Services Provider from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the Services Provider in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of such Fund or any third party whose data or services the Services Provider must rely upon in performing its duties hereunder; provided, however, that such indemnity shall not apply to any liability or expense resulting directly from the fraud, gross negligence or willful misconduct of the Services Provider under this Agreement.

The indemnification obligations of this Section 8 shall survive termination of this Agreement.

9.        Term.  This Agreement shall commence on the date hereof and shall continue in full force and effect through one year from the date of this Agreement and thereafter will be automatically extended for one-year terms; provided, however, that either Party may terminate pursuant to Section 10 below.

10.      Termination.  This Agreement shall terminate upon at least ninety (90) days written prior notice from one Party to the other Party; provided, however, that either Party may terminate this Agreement immediately if (i) the other Party commits any breach of its obligations under this Agreement and shall fail, within 30 days of receipt of written notice served by the non-breaching Party requiring it to do so, to cure such breach; or (ii) the other Party goes into liquidation or if a receiver is appointed of any of such Party’s assets; or (iii) the notifying Party believes that the other Party (including any employees or agents) has committed or will commit fraud in relation to a Fund. The termination of this Agreement by some but not all of the Funds shall not affect the validity of this Agreement with respect to any remaining Funds.

11.      Business Continuity.  The Services Provider will maintain a business continuity plan designed to (i) support recovery from a business disruption and (ii) facilitate the continuity of Services Provider’s operations.

12.      Delegation.  The Services Provider shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of any Fund, provided that the Services Provider shall notify the Funds of any such delegation to unaffiliated third parties as soon as is reasonably practicable. The Services Provider shall be responsible for the acts and omissions of any such Delegate so employed as if the Services Provider had committed such acts and omissions itself. The Services Provider shall cause any Delegate to which it has disclosed information pursuant to this Section 12 to be subject to confidentiality obligations equivalent or not materially different to those set out in this Agreement. The Services Provider shall be responsible for the compensation of its Delegates.

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13.       Entire Agreement. This Agreement and all exhibits and schedules and the addendum hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the Party against whom enforcement is sought. For the avoidance of doubt, this Agreement supersedes all prior agreements between the Parties for FATCA/CRS services, including the FATCA Support Services Agreement, dated as of February 18, 2015, by and between the Services Provider and the MassMutual Select Cayman Global Allocation Fund I, Ltd. (as it may have been amended from time to time).

14.       Assignment. This Agreement shall not be assigned by either Party hereto without the prior express written consent of the other Party, which shall not be unreasonably withheld.

15.       Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Parties. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by any Party to assert its rights hereunder on any occasion or series of occasions.

16.      Notices. All notices shall be in writing and shall be deemed given when delivered in person, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Such notice shall be directed, and addressed as follows (or to such address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Services Provider:

State Street Bank and Trust Company

State Street Institutional Services

1290 Avenue of the Americas

6th Floor

New York, NY 10104

Attn.: FATCA and CRS Services

With a copy to:

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Attn: Head of Global Services Legal

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If to a Fund:

MassMutual Select Cayman Global Allocation Fund I, Ltd.

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

With a copy to: Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Andrew Goldberg

Lead Counsel, Investment Adviser & Mutual Funds

17.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

18.      Consent to Jurisdiction. The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within the Commonwealth of Massachusetts. Accordingly, the Parties consent and submit to the jurisdiction of the courts and any applicable arbitral body located within the Commonwealth of Massachusetts. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within the Commonwealth of Massachusetts.

19.      Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

20.      Access and Use of Information. Each Fund hereby authorizes, approves and directs the Services Provider to access and use, in connection with the provision of the Services, any Investor information that it may have in its possession in connection with any administrative services that it may provide to such Fund under separate agreement. Each Fund further authorizes, approves and directs the Services Provider to access and use the foregoing Investor information and any other information obtained or maintained by the Services Provider under this Agreement for the purposes of the Services Provider providing Services to other funds or investment pools advised or managed by the Investment Manager or its affiliates. Each Fund represents and warrants that it has full power and authority to provide the foregoing authorizations and that it has obtained any necessary consent or authorization from Investors for the Services Provider to access and use Investor information as contemplated by this Section 20.

21.      Data Privacy. The Services Provider shall process Personal Information received or accessed by the Services Provider under this Agreement only for the purposes of providing the Services or in connection with the provision of transfer agency or tax related services, if applicable, for the Funds under the relevant administrative services agreements with the Funds. The Services Provider will use appropriate safeguards to prevent any access, use or disclosure of Personal Information other than as permitted under this Agreement, which shall include, but not be limited to, reasonable administrative, physical and technical safeguards appropriate to protect the confidentiality, security, integrity and availability of Personal Information.

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In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Services Provider may transfer the Personal Information outside of the United States in compliance with applicable privacy and data protection laws and regulations; or to the IRS or other taxing or regulatory authorities consistent with the Fund’s reporting obligations under FATCA and non-US FATCA.

22.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

23.      Headings. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

24.      Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

25.      No Third Party Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a Party to this Agreement.

26.      Additional Funds. In the event that any funds and other investment vehicles in addition to those listed on Appendix A hereto desires to have the Services Provider render Services to such fund or investment vehicle under the terms and conditions hereof, it shall so notify the Services Provider in writing, and if the Services Provider agrees to provide such services, each of the Services Provider and such fund or other investment vehicle shall execute an accession agreement substantially in the form of Exhibit 1 hereto, pursuant to which such entity shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 7(a) above.

27.      Remote Access Services. The Parties acknowledge that the Remote Access Services letter agreement, dated May 2008, is in full force and effect between the Services Provider and Massachusetts Mutual Life Insurance Company.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kevin Murphy
Name: Kevin Murphy
Title: Managing Director

MASSMUTUAL SELECT CAYMAN GLOBAL ALLOCATION FUND I, LTD.

By:	/s/ Joseph Fallon
Name: Joseph Fallon
Title: Director

State of Connecticut

County of Hartford                                                                                      ss. Enfield, Connecticut

On this the 18th day of March, 2021, before me, Kimberly A. Siegel, the undersigned officer, personally appeared Joseph Fallon, Director, known to me to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same for the purposes therein contained.

In witness whereof I hereunto set my hand.

/s/ Kimberly A. Siegel
Signature of Notary Public
Kimberly A. Siegel
Date Commission Expires: October 31, 2024

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APPENDIX A

List of Funds

Name of Fund	Jurisdiction of Formation
MassMutual Select Cayman Global Allocation Fund I, Ltd.	The Cayman Islands

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EXHIBIT 1

FORM OF ACCESSION AGREEMENT

This Accession Agreement (this “Accession Agreement”) is entered into as of the [   ] day of [         ], 20 [   ] by the undersigned (the “New Fund”) pursuant to the terms of that certain FATCA and Non-US FATCA Support Services Agreement dated as of March ___, 2021 (as amended, restated and/or modified from time to time, the “Agreement”) by and among State Street Bank and Trust Company and those funds, investment vehicles and other entities set forth on Appendix A thereto, severally and not jointly (each such entity, a “Fund” and collectively the “Funds”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Accession Agreement, the New Fund hereby agrees (a) to become bound by all of the terms and conditions and provisions of the Agreement as a Fund including, without limitation, the representations and warranties set forth in Section 7(a) thereof and (b) adopts the Agreement with the same force and effect as if the New Fund were originally a Party thereto. It is further agreed that the Services to be provided to the Fund shall be those set forth in Exhibit A [and Exhibit B, [insert service number]].

IN WITNESS WHEREOF, this Accession Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

[Insert signature block for the New Fund]

Accepted and agreed:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

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EXHIBIT A

FATCA SERVICES

1. Upon receipt of Forms W-8 and W-9 for the Fund and its investors, review such forms for required FATCA information and provide the status to the Fund.

2. Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update FATCA information for each investor where FATCA is applicable.

3. Review and record the FATCA information received in conjunction with each investor’s subscription form.

4. At the direction of the Fund, contact investors in the Fund for additional or updated documentation and information required for FATCA classification.

5. Upon notification from the Fund of a change in circumstance, update investor records in accordance with such change in circumstance.

6. Provide standardized investor status reports for investor information on file to the Fund annually.

7. Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Fund, FATCA reporting to the Fund or relevant tax authority (to the extent agreed by the Administrator) (“FATCA Annual Reporting”). The Fund and the Administrator understand and agree that the Administrator will not be the Responsible Officer, Authorizing Person, or Principal Point of Contact for the Fund and the Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of FATCA Annual Reporting.

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EXHIBIT B

NON-US FATCA SERVICES

CRS Services

1. Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update CRS information for each investor where CRS is applicable.

2. Review and record the CRS information received in conjunction with each investor’s subscription form.

3. At the direction of the Fund, contact investors in the Fund for additional or updated documentation and information required for CRS classification.

4. Upon notification from the Fund of a change in circumstance, update investor records in accordance with such change in circumstance.

5. Provide standardized investor status reports for investor information on file to the Fund annually.

6. Provide, to the extent allowed in the relevant jurisdiction, and based on the direction of the Fund, CRS reporting to the Fund or relevant tax authority (to the extent agreed by the Administrator), including any CRS Compliance Form (“CRS Reporting”). The Fund and the Administrator understand and agree that the Administrator will not be the Principal Point of Contact or the Authorizing Person for the Fund and the Administrator shall under no circumstances be deemed to be acting in this capacity in its provision of CRS Reporting.

List of Applicable Fund(s)	Jurisdiction of Formation
MassMutual Select Cayman Global Allocation Fund I, Ltd.	The Cayman Islands

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